Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TrustCo Bank Corp NY:

We consent to incorporation by reference in the registration statements Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-3 (No. 333-99687) and Form S-3 (No. 333-146926) of TrustCo Bank Corp NY and subsidiaries (the Company) of our reports dated February 26, 2008, with respect to the consolidated statements of condition of TrustCo Bank Corp NY and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007 which reports appear in the December 31, 2007 Annual Report on Form 10-K of TrustCo Bank Corp NY.

Our report with respect to the consolidated statements of condition of TrustCo Bank Corp NY and subsidiaries as of December 31, 2007 and 2006, and the consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” as of January 1, 2007, SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” as of December 31, 2006, and Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” as of January 1, 2006.

/s/ KPMG LLP

Albany, New York

February 28, 2008